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Exhibit 99.1

As approved October 10, 2002

This Charter is under review for compliance with
the newly adopted rules of the NYSE with which
the Company must comply by October 31, 2004.

AUDIT COMMITTEE CHARTER
ENBRIDGE ENERGY MANAGEMENT, L.L.C.

Purpose

        The purpose of the Audit Committee is to serve as an independent and objective party to:

  •
  oversee the quality and integrity of the financial reports and other financial information the Company provides to any governmental body or the public;

  •
  oversee the Company's compliance with legal and regulatory requirements;

  •
  oversee the independent auditor's qualifications and independence;

  •
  oversee the performance of the Company's internal audit function and independent public accountants;

  •
  oversee the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board of Directors have established;

  •
  provide an open avenue of communication among the independent public accountants, financial and senior management, the internal auditing department, and the Board of Directors, always emphasizing that the independent public accountants are accountable to the Audit Committee; and

  •
  such other duties as are directed by the Board of Directors.

        Consistent with this purpose, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels.

Membership

        The Audit Committee shall be comprised of three or more Directors, as determined by the Board of Directors or a nominating committee of the Board of Directors, none of whom shall be an affiliate of the Company or an employee or a person who receives any compensation from the Company other than fees paid for service as a Director. The members of the Audit Committee shall be elected by the Board of Directors or a nominating committee of the Board of Directors annually and shall serve until their successors shall be duly elected and qualified. Each member shall be "independent" as defined from time to time by the listing standards of the New York Stock Exchange (the "NYSE") and by applicable regulations of the Securities and Exchange Commission (the "SEC") and shall meet any other applicable independence requirements of the NYSE and SEC. Accordingly, the Board of Directors shall determine annually whether each member is free from any relationship that may interfere with his or her independence from management and the Company. No member shall serve on an audit committee of more than two other public companies.

        Each member shall be (or shall become within a reasonable time after appointment) financially literate, and at least one member shall be a "financial expert" as defined from time to time by applicable regulations of the SEC.

        Notwithstanding the foregoing membership requirements, no action of the Audit Committee shall be invalid by reason of any such requirement not being met at the time such action is taken.

Meetings and Structure

        The Audit Committee shall meet at least four times per year to review the financial information of the Company, consistent with its duties and responsibilities, and as many additional times as the members deem necessary. The Audit Committee should meet at least annually with management, the Company's senior internal auditing executive, and the independent public accountants in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately.

        The Board of Directors shall appoint one member of the Audit Committee as chairperson. The chairperson shall be responsible for leadership of the committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting to the Board of Directors. The chairperson will also maintain regular liaison with the Chief Executive Officer, the Chief Financial Officer, the lead audit partner of the Company's independent public accountants and the Company's senior internal auditing executive.

Accountability of the Independent Public Accountants

        The independent public accountants are accountable to the Audit Committee. The Audit Committee shall have the sole authority and responsibility with respect to the selection, engagement, compensation, oversight, evaluation and, where appropriate, dismissal of the Company's independent public accountants.

Committee Authority and Responsibilities

        The Audit Committee shall have the authority to take all actions it deems advisable to fulfill its responsibilities and duties. The Audit Committee shall have the authority to retain special legal counsel, accounting experts, or other consultants to advise the Audit Committee, which may be the same as or different from the Company's primary legal counsel, accounting experts and other consultants. The Audit Committee may require any officer or employee of the Company or any of its subsidiaries or any of its affiliates that are performing services for the Company, the Company's outside legal counsel, and the Company's independent public accountants to meet with the Audit Committee or any member of the Audit Committee.

        The Audit Committee shall be responsible for the resolution of any disagreements between the independent public accountants and management regarding the Company's financial reporting.

        The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent public accountants employed by the Company for the purpose of rendering or issuing an audit report and to any advisers employed by the Audit Committee.

        The Audit Committee shall have the following duties and responsibilities:

Independent Public Accountants

1.
Annually select and engage the Company's independent public accountants retained to audit the financial statements of the Company.

2.
Review the performance of the independent accountants and approve any proposed discharge of the independent public accountants when circumstances warrant.

3.
Review and pre-approve the plan and scope of the independent public accountants' audits, non-audit services and related fees.

4.
Establish clear hiring policies for the Company's employment of employees or former employees of the Company's independent public accountants.

5.
Periodically obtain and review a report from the independent public accountants regarding all relationships between the independent public accountants and the Company that may impact the independent public accountants' objectivity and independence, and discuss such report with the independent public accountants. The Audit Committee shall also recommend any appropriate action to the Board of Directors in response to the written report necessary to satisfy itself of the independence and objectivity of the independent public accountants.

Review

6.
Review and approve the appointment, termination or replacement by management of the Company's senior internal auditing executive.

  Direct the scope of the duties and activities of the Company's senior internal auditing executive, who shall report directly to the Audit Committee.

  Periodically meet and review with the Company's senior internal auditing executive the regular internal reports to management prepared by the internal auditing department and the progress of activities and any findings of major significance stemming from internal audits.

7.
Review with management and the independent public accountants the Company's quarterly or annual financial information prior to the filing of the Company's Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be, or prior to the release of earnings.

  Discuss with financial management the Company's earnings releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance, if any, provided to analysts or rating agencies.

  Review and discuss with management and the independent public accountants the disclosures made in management's discussion and analysis of financial condition and results of operations in any Quarterly Report on Form 10-Q or Annual Report on Form 10-K.

8.
Upon completion of any annual audit, meet separately with the independent public accountants and management and review the Company's financial statements and related notes, the results of their audit, any report or opinion rendered in connection therewith, any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information, any significant disagreements with management concerning accounting or disclosure matters and any significant adjustment proposed by the independent public accountants.

  Regularly review with the Company's independent public accountants any audit problems or difficulties and management's response.

  Review and consider with the independent public accountants and management the matters required to be discussed by Statement of Auditing Standards No. 61. These discussions shall include consideration of the quality of the Company's accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded and such other inquiries as may be appropriate.

  Based on the foregoing review, make its recommendation to the Board of Directors as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K.

9.
Review any disclosures provided by the Chief Executive Officer or the Chief Financial Officer to the Audit Committee regarding significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize, and report financial data.

10.
Review with management and the independent public accountants any significant transactions that are not a normal part of the Company's operations and changes, if any, in the Company's accounting principles or their application.

11.
At least annually, obtain and review a report by the independent public accountants describing the firm's internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

Financial Reporting Processes

12.
Periodically discuss separately with management, the independent public accountants and the internal auditors the adequacy and integrity of the Company's accounting policies and procedures and internal accounting controls, the completeness and accuracy of the Company's financial disclosure and the extent to which major recommendations made by the independent public accountants or the internal auditors have been implemented or resolved.

13.
Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent public accountants, management, or the internal auditing department.

  Review with the independent public accountants, the internal auditing department and management the extent to which such changes have been implemented. This review should be conducted at an appropriate time subsequent to implementation of changes, as the Audit Committee decides.

Process Improvement

14.
Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent public accountants and the persons responsible for the Company's internal audit regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

15.
Conduct annual evaluation with the Board of Directors regarding the performance of the Audit Committee.

16.
Discuss with management and the Company's senior internal auditing executive policies with respect to risk assessment and risk management.

17.
Regularly apprise the Board of Directors, through minutes and special presentations as necessary, of significant developments in the course of performing these duties.

Ethical and Legal Compliance

18.
Establish procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls, auditing matters and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

  Review any disclosures provided by the Chief Executive Officer or the Chief Financial Officer to the Audit Committee regarding any fraud, including that which involves management or other employees who have a significant role in the Company's internal controls.

  Investigate at its discretion any matter brought to its attention by, without limitation, reviewing the books, records and facilities of the Company and interviewing Company officers or employees.

19.
Review management's monitoring of the Company's compliance programs and evaluate whether management has the proper review systems in place to ensure that the Company's financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

20.
Review with the Company's in-house or outside legal counsel any legal matter that could have a significant effect on the Company's financial statements, including the status of pending litigation, taxation matters and other areas of oversight to the legal and compliance area as may be appropriate.

General

21.
Perform any other activities consistent with this Charter, the Company's organizational documents (as amended to date), the rules of the New York Stock Exchange applicable to its listed companies, and governing law as the Audit Committee or the Board of Directors deems necessary or appropriate.

Review of Committee Charter

        At least annually, the Audit Committee shall review and reassess the adequacy of this Charter. The Audit Committee shall report the results of the review to the Board of Directors and, if necessary, make recommendations to the Board of Directors to amend this Charter.

Limitations

        While the Audit Committee has the responsibilities and powers set forth in this Charter and management and the independent public accountants for the Company are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management.

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  Exhibit 99.1
AUDIT COMMITTEE CHARTER ENBRIDGE ENERGY MANAGEMENT, L.L.C.